Exhibit 99.1

INTRA-CELLULAR THERAPIES REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

NEW YORK, May 7, 2020 /GLOBE NEWSWIRE/ — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced its financial results for the first quarter ended March 31, 2020, and provided a corporate update.

“In the midst of these unprecedented times we are proud of the agile adaptation of our organization to successfully execute a virtual launch of CAPLYTA, a new treatment option for adult patients suffering from schizophrenia,” said Dr. Sharon Mates, Chairman and CEO of Intra-Cellular Therapies. “Beyond our commercial efforts, we also continue to make progress in the advancement of our development programs, having completed patient enrollment in our Phase 3 clinical trial evaluating lumateperone as an adjunctive treatment in bipolar depression (Study 402) and clinical conduct in our proof-of-mechanism (Phase I/II) study evaluating ITI-214 in patients with heart failure.”

CORPORATE UPDATE

COMMERCIAL HIGHLIGHTS

•	Successful Launch of CAPLYTA

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Comprehensive promotional activities for CAPLYTA commenced the week of March 30, 2020, following U.S. Food and Drug Administration (FDA) approval of CAPLYTA for the treatment of schizophrenia in adults in December 2019. The efficacy of CAPLYTA 42 mg was demonstrated in two placebo-controlled trials, showing a statistically significant benefit over placebo on the primary endpoint, the Positive and Negative Syndrome Scale (PANSS) total score. In pooled data from short term studies, mean changes from baseline in weight, fasting glucose, triglycerides and total cholesterol were similar between CAPLYTA and placebo. The incidence of extrapyramidal symptoms was similar to placebo.

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Successful completion of a 100% virtual national launch meeting, after onboarding our neuroscience sales specialists that were hired in the first quarter of 2020. The vast majority of our specialists have prior psychiatry medication sales experience, including antipsychotics. After successful completion of our virtual national launch meeting, our neuroscience sales specialists are now actively engaging healthcare providers with the goal of providing comprehensive education on CAPLYTA. Our sales specialists are equipped with remote product presentation and sampling capability. These activities are being complemented by virtual peer-to peer medical education and expanded digital outreach programs.

o	Substantial progress in our market access coverage determinations with payers and we are pleased with the coverage achieved to date.

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Introducing LYTAlink™: In support of patient access and affordability we have also introduced LYTAlink™, a comprehensive patient support program designed to provide a number of access and affordability offerings to eligible CAPLYTA patients. The program offerings consist of coverage and reimbursement services, out-of-pocket copay support for commercially insured patients, medication compliance communications, and patient assistance relief specifically for eligible patients without insurance.

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Manufacturing and supply chain related activities are in place and are supporting commercial demand for CAPLYTA. We have substantial product supply in the U.S. with long expiry dating to support expected demand.

CLINICAL HIGHLIGHTS

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Lumateperone in Bipolar Depression: We have completed patient enrollment in Study 402, our Phase 3 study evaluating lumateperone as adjunctive therapy in bipolar depression, and anticipate reporting topline results from this study in mid-2020.

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ITI-214 in Heart Failure: Clinical conduct in our Phase 1/2 clinical trial of ITI-214, our phosphodiesterase 1 (PDE1) inhibitor, in patients with chronic systolic heart failure has been completed. This study evaluates the hemodynamic profile and safety of single ascending doses of ITI-214. We anticipate reporting topline results from this trial in the second quarter of 2020.

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Other Clinical Programs: We are continuing necessary activities to advance our other development programs and to ensure patient safety in accordance with recent FDA guidelines for clinical trial conduct in the COVID-19 pandemic environment. These programs include our lumateperone clinical program in major depressive disorder, our long-acting injectable program of lumateperone, our ITI-214 program in Parkinson’s disease and the initiation of early stage clinical studies for ITI-333, our novel, oral modulator of mu opioid and serotonin receptors for the treatment of opioid and other substance use disorders, pain, and mood disorders. We will provide additional updates on our clinical programs as the current environment evolves.

Selected First Quarter 2020 Financial Results

The Company recorded net product sales of CAPLYTA for the first quarter of 2020 of approximately $882,500. No net product sales were reported for the comparable period of 2019.

The Company reported a net loss of $47.4 million, or $0.73 per share (basic and diluted), for the first quarter of 2020 compared to a net loss of $34.8 million, or $0.63 per share (basic and diluted), for the first quarter of 2019.

Research and development (R&D) expenses for the first quarter of 2020 were $16.0 million, compared to $25.0 million for the first quarter of 2019. The $9.0 million decrease is primarily due to lower clinical and non-clinical related costs for lumateperone, manufacturing costs, and is partially offset by higher non-lumateperone related project costs and higher labor costs in the first quarter of 2020.

Selling, general and administrative (SG&A) expenses were $34.1 million for the first quarter of 2020, compared to $11.7 million for the same period in 2019. The increase of $22.4 million is due to an increase of $15.6 million for selling related costs and an increase of $6.8 million for general and administrative costs. The increase in selling related costs is due primarily to hiring a sales force, resulting in an increase in labor expenses of approximately $9.9 million and commercialization costs of $5.8 million. The increase in general and administrative costs is due primarily to an increase in professional fees of approximately $2.1 million, labor related expenses of $1.5 million, and information technology expenses of $1.5 million.

Cash, cash equivalents, restricted cash and investment securities totaled $450.4 million at March 31, 2020, compared to $224.0 million at December 31, 2019. In January 2020, the Company completed a $295.0 million public offering resulting in net proceeds to the Company of approximately $277.0 million from the sale of 10 million shares of its common stock, after deducting underwriting discounts and commissions and offering expenses paid by the Company.

Conference Call and Webcast Details

The Company will host a live conference call and webcast today at 8:30 AM Eastern Time to discuss the Company’s financial results and provide a corporate update. The live webcast and subsequent replay may be accessed by visiting the Company’s website at www.intracellulartherapies.com. Please connect to the Company’s website at least 5-10 minutes prior to the live webcast to ensure adequate time for any necessary software download. Alternatively, please call 1-(844) 835-6563 (U.S.) or 1-(970) 315-3916 (international) to listen to the live conference call. The conference ID number for the live call is 9278748. Please dial in approximately 10 minutes prior to the call.

CAPLYTA™ (lumateperone) is indicated for the treatment of schizophrenia in adults. CAPLYTA is available in 42 mg capsules.

Important Safety Information

Boxed Warning: Elderly patients with dementia-related psychosis treated with antipsychotic drugs are at an increased risk of death. CAPLYTA is not approved for the treatment of patients with dementia-related psychosis.

Contraindications: CAPLYTA is contraindicated in patients with known hypersensitivity to lumateperone or any components of CAPLYTA. Reactions have included pruritus, rash (e.g. allergic dermatitis, papular rash, and generalized rash), and urticaria.

Warnings & Precautions: Antipsychotic drugs have been reported to cause:

•	Cerebrovascular Adverse Reactions in Elderly Patients with Dementia-Related Psychosis, including stroke and transient ischemic attack. See Boxed Warning above.
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Neuroleptic Malignant Syndrome (NMS), which is a potentially fatal reaction. Signs and symptoms include: high fever, stiff muscles, confusion, changes in breathing, heart rate, and blood pressure, elevated creatinine phosphokinase, myoglobinuria (and/or rhabdomyolysis), and acute renal failure. Patients who experience signs and symptoms of NMS should immediately contact their doctor or go to the emergency room.

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Tardive Dyskinesia, a syndrome of uncontrolled body movements in the face, tongue, or other body parts, which may increase with duration of treatment and total cumulative dose. TD may not go away, even if CAPLYTA is discontinued. It can also occur after CAPLYTA is discontinued.

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Metabolic Changes, including hyperglycemia, diabetes mellitus, dyslipidemia, and weight gain. Hyperglycemia, in some cases extreme and associated with ketoacidosis, hyperosmolar coma or death, has been reported in patients treated with antipsychotics. Measure weight and assess fasting plasma glucose and lipids when initiating CAPLYTA and monitor periodically during long-term treatment.

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Leukopenia, Neutropenia, and Agranulocytosis (including fatal cases). Complete blood counts should be performed in patients with pre-existing low white blood cell count (WBC) or history of leukopenia or neutropenia. CAPLYTA should be discontinued if clinically significant decline in WBC occurs in absence of other causative factors.

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Decreased Blood Pressure & Dizziness. Patients may feel lightheaded, dizzy or faint when they rise too quickly from a sitting or lying position (orthostatic hypotension). Heart rate and blood pressure should be monitored and patients should be warned with known cardiovascular or cerebrovascular disease. Orthostatic vital signs should be monitored in patients who are vulnerable to hypotension.

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Falls. CAPLYTA may cause sleepiness or dizziness and can slow thinking and motor skills, which may lead to falls and, consequently, fractures and other injuries. Patients should be assessed for risk when using CAPLYTA.

•	Seizures. CAPLYTA should be used cautiously in patients with a history of seizures or with conditions that lower seizure threshold.
•	Sleepiness and Trouble Concentrating. Patients should use caution when operating machinery or motor vehicles until they know how CAPLYTA affects them.

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Body Temperature Dysregulation. CAPLYTA should be used with caution in patients who may experience conditions that may increase core body temperature such as strenuous exercise, extreme heat, dehydration, or concomitant anticholinergics.

•	Dysphagia. CAPLYTA should be used with caution in patients at risk for aspiration.

Drug Interactions: CAPLYTA should not be used with CYP3A4 inducers, moderate or strong CYP3A4 inhibitors and UGT inhibitors.

Special Populations: Newborn infants exposed to antipsychotic drugs during the third trimester of pregnancy are at risk for extrapyramidal and/or withdrawal symptoms following delivery. Breastfeeding is not recommended. Use of CAPLYTA should be avoided in patients with moderate or severe liver problems.

Adverse Reactions: The most common adverse reactions in clinical trials with CAPLYTA vs. placebo were somnolence/sedation (24% vs. 10%) and dry mouth (6% vs. 2%).

Please click here to see full Prescribing Information including Boxed Warning.

About CAPLYTA (lumateperone)

CAPLYTA is an oral, once daily medicine approved for the treatment of schizophrenia of adults (42mg/day). The mechanism of action of CAPLYTA in the treatment of schizophrenia is unknown. However, the efficacy of CAPLYTA could be mediated through a combination of antagonist activity at central serotonin 5-HT2A receptors and postsynaptic antagonist activity at central dopamine D2 receptors.

CAPLYTA is being developed for the treatment of bipolar depression, depression and other neuropsychiatric and neurological disorders. CAPLYTA has not been demonstrated to be safe and effective in these other areas.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases. For more information, please visit www.intracellulartherapies.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expectations regarding the commercialization of CAPLYTA; the potential impact of the COVID-19 pandemic on the commercialization of CAPLYTA, manufacturing and supply of CAPLYTA and our product candidates, our ongoing and planned clinical trials and development programs, and any other aspects of our business; our goal to provide healthcare providers comprehensive education on CAPLYTA; our plans and the expected timing for the availability and reporting of data from our ongoing Phase 3 trials in bipolar depression; our development plans for our PDE program, including ITI-214 and our expected timing for the availability and reporting of data from our heart failure trial; our beliefs about the potential utility of our product candidates; and development efforts and plans under the caption “About Intra-Cellular Therapies.” All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: there are no guarantees that CAPLYTA will be commercially successful; we may encounter issues, delays or other challenges in commercializing CAPLYTA; the COVID-19 pandemic may negatively impact our commercial plans and sales for CAPLYTA; the COVID-19 pandemic may negatively impact the conduct of, and the timing of enrollment, completion and reporting with respect to, our clinical trials; whether CAPLYTA receives adequate reimbursement from third-party payors; the degree to which CAPLYTA receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; results achieved in CAPLYTA in the treatment of schizophrenia following commercial launch of the product may be different than observed in clinical trials, and may vary among patients; any other impacts on our business as a result of or related to the COVID-19 pandemic; risks associated with our current and planned clinical trials; we may encounter unexpected safety or tolerability issues with CAPLYTA following commercial launch for the treatment of schizophrenia or in ongoing or future trials and other development activities; our other product candidates may not be successful or may take longer and be more costly than anticipated; product candidates that appeared promising in earlier research and clinical trials may not demonstrate safety and/or efficacy in larger-scale or later clinical trials or in clinical trials for other indications; our proposals with respect to the regulatory path for our product candidates may not be acceptable to the FDA; our reliance on collaborative partners and other third parties for development of our product candidates; and the other risk factors detailed in our public filings with the Securities and Exchange Commission. All statements contained in this press release are made only as of the date of this press release, and we do not intend to update this information unless required by law.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Lisa Burns

jgrimaldi@burnsmc.com

212-213-0006

MEDIA INQUIRIES:

Ana Fullmer

Corporate Media Relations W2Owcg

afullmer@wcgworld.com

202-507-0130

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues
Product sales, net	$882,516	$—
Grant revenue	200,963	—

Total revenues	1,083,479	—
Operating expenses:
Cost of product sales	69,311	—
Research and development	16,003,326	24,990,856
Selling, general and administrative	34,096,366	11,704,984
Total operating expenses	50,169,003	36,695,840
Loss from operations	(49,085,524)	(36,695,840)
Interest income	1,678,203	1,860,077
Loss before provision for income taxes	(47,407,321)	(34,835,763)

Income tax expense	3,281	—

Net loss	$(47,410,602)	$(34,835,763)
Net loss per common share:
Basic & Diluted	$(0.73)	$(0.63)
Weighted average number of common shares:
Basic & Diluted	65,106,103	55,113,226

(1)

The condensed consolidated statements of operations for the quarters ended March 31, 2020 and 2019 have been derived from the financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$179,593,032	$107,636,849
Investment securities, available-for-sale	269,360,926	116,373,335
Restricted cash	1,400,000	—
Accounts receivable, net	1,351,013	—
Inventory	1,391,124	—
Prepaid expenses and other current assets	7,876,405	6,313,785
Total current assets	460,972,500	230,323,969
Property and equipment, net	2,132,987	2,259,740
Right of use assets, net	18,051,146	18,252,074
Deferred tax asset, net	—	264,609
Other assets	86,084	86,084
Total assets	$481,242,717	$251,186,476
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,994,082	$7,425,024
Accrued and other current liabilities	10,667,765	16,138,909
Lease liabilities, short-term	3,211,234	3,187,435
Accrued employee benefits	6,203,283	9,472,651
Total current liabilities	31,076,364	36,224,019
Lease liabilities	19,718,023	19,955,186
Total liabilities	50,794,387	56,179,205
Stockholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 66,200,761 and 55,507,497 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	6,620	5,551
Additional paid-in capital	1,188,095,880	904,971,772
Accumulated deficit	(757,508,971)	(710,098,369)
Accumulated comprehensive (loss) gain	(145,199)	128,317
Total stockholders’ equity	430,448,330	195,007,271
Total liabilities and stockholders’ equity	$481,242,717	$251,186,476

(1)

The condensed consolidated balance sheets at March 31, 2020 and December 31, 2019 have been derived from the financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.